Exhibit 10.2
                     Cornerstone Direct Public Offerings LLC

                2450 Atlanta Highway, Suite 904, Cumming GA 30040
                    (678) 455-1100         (678) 455-1114 FAX


                                                                   June 11, 2004

Cecil A. Brooks, President
John T. Ottinger, Vice President
Cornerstone Ministries Investments, Inc.
2450 Atlanta Highway, Suite 904
Cumming, GA 30040

Dear Revs. Brooks and Ottinger:


         This is the proposed engagement letter you requested, describing our services and fees for the next proposed offering of your securities, referred to as "Series F.".


Program Design. Both the marketing and the regulatory compliance steps will be designed into one program. We would help you conclude the following preparatory decisions and actions:


         (a) Amount of the offering, timing and pricing. We will work with you to analyze the market and distribution capability for your securities, and how that relates to your needs for cash to fund maturing certificates and your lending plans. We can discuss timing of the offering, as it best fits the proposed market and availability of the people who will be most involved in the project. We will help you arrive at the terms of the new certificates and the price of any common stock to be offered.

         (b) Choice of securities to be offered. You have previously offered both shares of common stock and multiple forms of certificates of indebtedness. We will review with you the choice of securities for this offering and the terms they will include.

         (c) Regulatory filings. As with Series B to E, we will review the interrelationship among state regulatory standards, SEC filings and exemptions. We will help you come to a conclusion on the best selection of filings for the proposed offering.

         (d) Market and marketing methods. You have developed a "broker-assisted direct public offering" process, that is, Cornerstone Ministries markets its shares directly to its affinity groups, and has also created a "selling group" of securities broker-dealers for marketing to their customers and prospects. We will assist you to make your relationship with the selling group as productive and efficient as it can be. We will also help you make decisions on the use of any communications to prospective investors, within constraints of federal and state securities regulations.

         (e) Aftermarket trading. We will help manage your arrangements for trading your common stock on the Chicago Stock Exchange and an order-matching service for your certificates of indebtedness.

         (f) Corporate preparation. We will prepare a questionnaire for updating the Series E registration statement and help you gather and present changes and new information. We will help you consider any changes in your corporate structure or practices that you may wish to accomplish before this next filing.

         (g) Selection of the team. We will go over the jobs to be performed in the DPO, and provide any suggestions from our experience about who should become involved. We will work with you, your independent accountants, and other service providers to reduce any duplication or conflict.


         (h) Securities regulation issues. The path we have discussed for the offering should involve no major obstacles for obtaining clearance. We will advise you on each filing method and compliance with comments from regulators. We will also work with your independent accountants on any compliance questions they may have.

Cornerstone Ministries Investments, Inc.                           June 11, 2004


Direct Public Offering                                                    page 2



(i) Schedule and budget. We will furnish schedules, lists of steps to be completed and other organizational materials for the DPO process. These will detail the steps involved, who is responsible for each step and the date on which it should be completed. The budget will be determined by the decisions on the amount of the offering, the securities filings to be used and the marketing methods selected.

Preparation. We will work with you and the rest of the team to prepare the disclosure document, the regulatory filings and the marketing materials. This will include the purchase agreements, offering announcements, the trust indenture for registration under the Trust Indenture Act of 1939 and all cover letters and follow-up communications.


         We will support your staff in performing their responsibilities for communicating with the broker group and with prospective investors, by telephone and in person, including how you supervise those participating.

         During the preparation phase, we will provide guidance on what communications can and cannot be made with respect to the proposed offering. We will draft written communications, together with guidelines for oral communications.

         We will suggest aftermarket mechanics and help put in place the selected method of providing investors with as much liquidity for their securities as practicable, given the size of Cornerstone Ministries and the amount of its outstanding securities.


Implementation. We will furnish materials for all filings of the required documents with the applicable securities regulators. We will have responsibility for filing the required documents with federal and state securities regulators, after they have been approved and signed by representatives of Cornerstone Ministries and its independent accountants. Comments by those regulators will be directed to us and we will prepare responses, with contributions as required by others on the team.


         We will assist in a communications system, to include everyone involved in the offering. We will help you coordinate with any registered broker-dealers (or stock exchange specialists) who are expected to provide aftermarket trading or order-matching services.


         We will be available on a daily basis to assist in seeing that each step is completed. There will be unforeseen issues arising, which we will help resolve. As the offering progresses, we will suggest additions or changes to the marketing program. This may involve extensions of the efforts to obtain requests for offering materials or changes in the follow-up procedures.


Closing and Beyond. There are additional regulatory filings required upon closing, which we will help prepare and file. We will help you work with your stock transfer agent, with Depository Trust Company, the Chicago Stock Exchange and with brokers. We will provide guidance in fulfilling your regular reporting requirements and securities law compliance program, including your investor relations function.


Timing and Fees. We suggest filing with 2003 audited and June 30, 2004 reviewed financial statements. The Preparation phase could be completed, and all securities regulation filings made, by August 10, 2004 (if the reviewed financial statements are then available.) There is very little control over the regulatory processing time, but we would estimate October 15, 2004 for clearance with the SEC and the states.

         Our fees for all the services we have described would aggregate $75,000. Payment of those fees will be made over the course of our work, in six
(6) monthly installments of $12,500.00 paid at the beginning of each month commencing on July 1, 2004. The only costs which we would bill to you for reimbursement are any out-of-pocket expenses for travel you have requested and any express delivery or outside document reproduction services. You will provide payment directly for filing fees.

Cornerstone Ministries Investments, Inc.                           June 11, 2004


Direct Public Offering                                                    page 3


We look forward to working with you.

                                             Sincerely,



Agreed: Cornerstone Ministries Investments, Inc.
                  By:  ____________________